Exhibit 10.1

JUNIPER NETWORKS, INC.

PERFORMANCE BONUS PLAN

(As Amended and Restated Effective January 1, 2017)

1. Purposes of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating key executives to: (1) perform to the best of their abilities, and (2) achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company or upon the achievement of predetermined objective performance goals. The Plan is designed with the intent that the payment of bonuses is deductible performance-based compensation under Section 162(m).

2. Definitions.

(a) “Award” means, with respect to each Participant, the award determined pursuant to Section 6(a) below for a Performance Period.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board.

(e) “Company” means Juniper Networks, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(f) “Determination Date” means the latest possible date that will not jeopardize an Award’s qualification as Performance-Based Compensation.

(g) “Fiscal Year” means a fiscal year of the Company.

(h) “Maximum Award” means as to any Participant for any Performance Period, $20 million.

(i) “Participant” means an executive officer of the Company participating in the Plan for a Performance Period.

(j) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(k) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the performance measures for any Performance Period will be any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results to a designated comparison group, and/or to another Performance Goal and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude in an objectively identifiable manner any items otherwise includable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow), (ii) cash position, (iii) revenue (on an absolute basis or adjusted for currency effects), (iv) revenue growth, (v) contribution margin, (vi) gross margin, (vii) operating margin, (viii) operating expenses or operating expenses as a percentage of revenue, (ix) earnings (which may include, but is not limited to, earnings before interest, taxes, depreciation and/or amortization and net earnings), (x) earnings per share, (xi) operating income, (xii) net income, (xiii) stock price, (xiv) return on equity, (xv) total stockholder return, (xvi) growth in stockholder value relative to a specified publicly reported index (such as the S&P 500 Index), (xvii) return on capital, (xviii) return on assets or net assets, (xix) return on investment, (xx) economic value added, (xxi) operating profit or net operating profit, (xxii) market share, (xxiii) contract awards or backlog, (xxiv) overhead or other expense reduction, (xxv) credit rating, (xxvi) objective customer indicators, (xxvii) new product invention or innovation, (xxviii) attainment of research and development milestones, (xxix) improvements in productivity, (xxx) attainment of objective operating goals, and (xxxi) objective employee metrics. For Awards that are not intended to qualify as Performance-Based Compensation, Performance Goals may consist of objective and/or subjective elements based on any financial and/or non-financial criteria (including, without limitation, subjective criteria and individual performance) as established by the Committee in its sole discretion, and the Committee may adjust such Awards in its sole discretion.

(l) “Performance Period” means any Fiscal Year or portion thereof, or such other longer period but not in excess of five Fiscal Years, as determined by the Committee in its sole discretion.

(m) “Plan” means this Performance Bonus Plan.

(n) “Plan Year” means the Company’s fiscal year.

(o) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

3. Plan Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(ii) to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iii) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4. Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be executive officers of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.

5. Determination of Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish with respect to each Participant, one or more Performance Periods, one or more individual Participant incentive targets for each Performance Period, and the Performance Goal(s) to be met during such Performance Periods. With respect to Awards intended to qualify as Performance-Based Compensation, the establishment of the Performance Period(s), the applicable Performance Goals, and the targets shall comply with, to the extent required, the rules of Section 162(m). Notwithstanding the foregoing, the Committee may also grant Awards that are not intended to qualify as Performance-Based Compensation, which may be based on the Performance Goals and/or other financial or non-financial performance criteria (including, without limitation, subjective criteria and individual performance). In no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.

6. Determination of Award Payment.

(a) Determination and Certification. After the end of each Performance Period, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable. In addition, with respect to Awards that are not intended to qualify as Performance-Based Compensation, the Committee reserves the right, in its sole discretion, to increase the amount of an Award otherwise payable to a Participant with respect to any Performance Period.

(b) Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Unless otherwise determined by the Committee, a Participant needs to be employed by the Company through the payment date in order to be eligible to receive an Award payout hereunder. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion.

(c) Form of Distributions. The Company shall distribute all Awards to the Participant in cash.

(d) Timing of Distributions. No Award intended to qualify as Performance-Based Compensation will be paid to a Participant until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A of the Code, if the Committee waives the requirement that a Participant must be employed on the date the Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

(e) Deferral. The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m) or for any such other reason as the Committee may determine. In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of Awards that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

7. Term of Plan. Subject to its approval at the 2016 annual meeting of the Company’s stockholders, the Plan shall first apply to the 2017 Plan Year. Once approved by the Company’s stockholders, the Plan shall continue until terminated under Section 8 of the Plan.

8. Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan. Nothing in this Section 8 is intended to limit the Company’s ability to recover Plan payouts pursuant to any recoupment, clawback or similar policy or applicable law then in effect.

9. Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

10. At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any or no reason.

11. Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

12. Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

13. Miscellaneous.

(a) Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

(b) Governing Law. The Plan shall be governed by the laws of the State of California, without regard to conflicts of law provisions thereunder.

(c) Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

(d) Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.

(e) Clawback. An Award granted under the Plan will be subject to any provisions of applicable laws providing for the recoupment or clawback of incentive compensation; the terms of any Company recoupment, clawback or similar policy in effect at the time of grant of the Award or otherwise agreed upon between the Company and the recipient of the Award; and any recoupment, clawback or similar provisions that may be included in any applicable forms governing any Awards granted under the Plan.